UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2021 (July 14, 2021)

DISH NETWORK CORPORATION

(Exact name of registrant as specified in its charter)

001-39144
(Commission File Number)

Nevada	88-0336997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9601 South Meridian Boulevard
Englewood, Colorado	80112
(Address of principal executive offices)	(Zip code)

(303) 723-1000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	DISH	The Nasdaq Stock Market L.L.C.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2021, DISH Wireless L.L.C. (“DISH”), an indirect wholly-owned subsidiary of DISH Network Corporation (the “Company”), and AT&T Mobility LLC (“AT&T”) entered into a ten-year Network Services Agreement (the “NSA”), which will provide customers of Boost, Ting and Republic Wireless and all future DISH brands coverage on AT&T’s network.

Subject to the terms and limitations of the NSA, AT&T will provide DISH with mobile wireless voice, data and messaging services in all U.S. geographic areas where AT&T or any AT&T affiliate provide such services or where AT&T or any AT&T affiliate has the right to use another wireless service provider’s network and is authorized to extend such right to DISH. The NSA also provides DISH’s retail wireless customers with voice and data roaming services throughout the U.S. on the AT&T network and access to AT&T’s network, even within the markets where DISH is deploying its own 5G network.

The NSA is not exclusive for either party, as neither DISH nor AT&T is restricted from deploying or building out any wireless service or network, or any other future technology or network, or from upgrading, altering or modifying its own network in its sole discretion.  DISH has certain restrictions on its ability to resell the services provided under the NSA to third parties.  The NSA also provides an avenue for AT&T to deploy portions of DISH’s spectrum to support DISH customers on the AT&T network, by allowing AT&T the right, but not the obligation, to request to use portions of DISH’s spectrum in different markets for an agreed upon period of time, subject to certain terms and conditions.

Under the NSA, AT&T becomes the primary network services provider for DISH, as DISH has committed to activate on AT&T’s network at least a minimum percentage of certain of its MVNO subscribers in the U.S. who receive services through a third-party network and to cause no less than a specified percentage of certain of its domestic roaming data usage for DISH’s MNO subscribers to be on AT&T.  DISH has agreed to pay AT&T at least $5 billion over the course of the ten-year term of the NSA, subject to certain terms and conditions.  Under the NSA, AT&T will provide DISH postpaid and prepaid customers with similar quality of service as compared to certain AT&T postpaid and prepaid customers.  DISH and AT&T also make certain mutual commitments with respect to their respective customers, including without limitation, periodic technology and product roadmap meetings regarding future technologies, devices, features, and functionalities.

Upon expiration or termination of the NSA, subject to certain limitations, a two-year transition period will apply, during which AT&T will cooperate to enable current end users to continue using the services.  The NSA may be terminated by either party pursuant to certain customary conditions such as a material breach or insolvency.  Additionally, in the event of a qualifying change of control of DISH, AT&T may terminate the NSA.  Generally, a qualifying change of control would occur if (A) certain “restricted parties” own more than 50% of the voting power or own more than 50% of the economic value of DISH or any parent entity of the DISH wireless business; or (B) DISH sells all or substantially all of the assets of its wireless business to a “restricted party”.  A “restricted party” generally includes certain U.S. wireless providers, certain U.S. cable companies and certain large technology companies.  However, DISH would remain able to continue to use AT&T’s network services to support its MVNO customers for up to 2 years following any such change of control termination and would also retain access to roaming services on the AT&T network for both new and existing DISH MNO subscribers during such period.

The description of the NSA above is not complete and is qualified in its entirety by the actual terms of the NSA, a copy of which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021.

Item 7.01. Regulation FD Disclosure.

DISH has issued a press release which is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press release “DISH and AT&T Sign Strategic Network Services Agreement,” dated July 19, 2021.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISH NETWORK CORPORATION
Date: July 19, 2021	By:	/s/ Timothy A. Messner
Timothy A. Messner Executive Vice President and General Counsel